FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

Date of Report (Date of earliest event reported) July 19, 2006

ACROSS AMERICA REAL ESTATE CORP.
(Exact Name of Small Business Issuer as specified in its charter)

Colorado	000-50764	20-0003432
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Seventeenth Street, Suite 450, Denver, Colorado 80202
(Address of principal executive offices including zip code)

(303) 893-1003
(Registrant's telephone number, including area code)

________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

References in this document to "us," "we," or "the Company" refer to Across America Real Estate Corp. and its subsidiaries.

Item 5.02   Departure of Principal Officer; Appointment of New Principal Officer

Effective August 7, 2006, Ms. Ann L. Schmitt has been elected by our Board of Directors as the new President and Chief Executive Officer. She succeeds Mr. Alexander V. Lagerborg, who will become our Vice President of Marketing and Sales. Mr. Lagerborg remains on our Board of Directors.

Most recently, Ms. Schmitt was President of Aimbridge Lending, a private company and the country’s second largest auto loan originator and processing company for small to midsized financial institutions, serving 16 major U.S. markets. Prior to that, she led global risk solutions and management at MasterCard International. Ms. Schmitt has also had senior leadership positions with Citibank, US Bank, and Dove Consulting.

Under our employment arrangement with Ms. Schmitt, she will be paid a salary of $235,000 per annum, which includes a one-time bonus of $80,000, payable by the end of the first quarter of 2007. She will also receive a stock option to acquire 250,000 shares at the then-current market price with a four year vesting, with 62,500 options vesting each year on the anniversary of her employment. Annually, thereafter, 50,000 to 200,000 options will be granted based upon performance, with a target of 100,000 options at 100% of the plan.

She will also participate in our Company health and dental plan and life and disability insurance program. Finally, she will receive monthly parking and a health club membership.

Item 7.01   Regulation FD Disclosure

Ann L. Schmitt Named CEO of Across America Real Estate

DENVER, COLORADO, July 19th, 2006 - Across America Real Estate Corp. (AARD.OB) today announced the appointment of Ms. Ann L. Schmitt to the role of President and Chief Executive Officer for the Company. Ms. Schmitt brings more than 20 years experience in key leadership roles within the financial services industry. Ms. Schmitt succeeds Mr. Alexander V. Lagerborg, who will continue his focus on client relationships in his new role as Across America’s Vice President of Sales and Marketing. Mr. Lagerborg remains on our Board of Directors.

Most recently, Ms. Schmitt was President of Aimbridge Lending, the country’s second largest auto loan originator and processing company for small to midsized financial institutions, serving 16 major U.S. markets. Prior to that, she led global risk solutions and management at MasterCard International. Ms. Schmitt has also had senior leadership positions with Citibank, US Bank, and Dove Consulting.

“Ann Schmitt has succeeded in this situation before, so she is an excellent choice to take the strong foundation that Across America has built to date and scale the Company up for greater achievements in the near future”, said Across America Director, Eric Balzer. “Her success in managing a multi-billion dollar company gives us great confidence that Ann’s guidance and leadership will take Across America to the next level and beyond.”

Newly appointed CEO, Ann Schmitt added, “The Across America group has done a good job getting the Company to profitability and establishing a platform for growth. I look forward to leveraging my background in significantly scaling financial services businesses and executing the growth plans to lead them to even greater success.”

About Across America Real Estate Corp.

Based in Denver, Colorado, Across America Real Estate Corp. (AARD.OB) partners with national retailers and their developers to provide 100% project funding for rapid retail expansion. The Company operates in the niche that is the single pad small box retail market in the commercial real estate industry. Across America strives to create financing solutions for increasing retail productivity and profit. Please visit us at our website.

For more information please contact:

Ann L. Schmitt	James W. Creamer III
Across America Real Estate	Across America Real Estate
303.893.1003	303.893.1003
aschmitt@aard.us	jcreamer@aard.us

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in AARD's Securities and Exchange Commission filings; completion of due diligence and certain other pre-closing conditions for all incomplete transactions; economic downturns affecting the operations of AARD, its subsidiaries or proposed transactions; the inability to initiate or complete any transaction; adverse financial performance by AARD or any of its subsidiaries; adverse equity market conditions and declines in the value of AARD common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and AARD disclaims any intent or obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2006		Across America Real Estate Corp
	By:	/s/ Alexander V. Lagerborg
Alexander V. Lagerborg Chief Executive Officer